                            Consolidated Financial Statements

                            Numatics, Incorporated

                            Years ended December 31, 2000, 1999 and 1998 with Report of Independent Auditors

                            Numatics, Incorporated

                       Consolidated Financial Statements

                 Years ended December 31, 2000, 1999 and 1998



                                   Contents

Report of Independent Auditors..............................................  1

Audited Consolidated Financial Statements

Consolidated Balance Sheets.................................................  2
Consolidated Statements of Operations.......................................  4
Consolidated Statements of Stockholders' Equity (Deficiency)................  5
Consolidated Statements of Cash Flows.......................................  6
Notes to Consolidated Financial Statements..................................  7

                        Report of Independent Auditors


Board of Directors
Numatics, Incorporated

We have audited the accompanying consolidated balance sheets of Numatics, Incorporated and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedule listed in the Index at
Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Numatics, Incorporated and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                             /s/ Ernst & Young LLP


Detroit, Michigan
March 9, 2001

                            Numatics, Incorporated

                          Consolidated Balance Sheets

                                                                              December 31
                                                                        2000               1999
                                                                  ----------------------------------
Assets
    Current assets:
      Cash and cash equivalents                                     $    975,267      $   1,552,063
      Trade receivables, less allowances of $177,000
         in 2000 and $185,000 in 1999                                 22,026,782         23,964,195
      Inventories                                                     38,720,178         35,377,585
      Other current assets                                             4,017,431          3,816,348
                                                                  ----------------------------------
Total current assets                                                  65,739,658         64,710,191

Other assets:
    Goodwill, net of accumulated amortization                          5,457,280          6,123,496
    Other intangible assets, net of accumulated
       amortization                                                    4,367,697          5,217,320
    Deferred income taxes                                              2,729,070          2,609,032
    Investment in affiliates                                           2,205,887          2,294,454
    Other                                                                504,515            386,002
                                                                  ----------------------------------
                                                                      15,264,449         16,630,304
                                                                  ----------------------------------
Properties:
    Land                                                               1,368,191          1,489,357
    Buildings and improvements                                        14,930,759         14,099,546
    Machinery and equipment                                           52,102,336         48,190,493
                                                                  ----------------------------------
                                                                      68,401,286         63,779,396
    Less accumulated depreciation                                    (34,840,557)       (30,567,303)
                                                                  ----------------------------------
                                                                      33,560,729         33,212,093
                                                                  ----------------------------------
                                                                    $114,564,836      $ 114,552,588
                                                                  ==================================


                                                                                      December 31
                                                                                2000               1999
                                                                       ---------------------------------------
Liabilities and accumulated deficiency Current liabilities:
    Accounts payable trade                                                   $  8,987,113      $  10,370,630
    Accrued interest                                                            2,977,533          2,965,570
    Other accrued expenses                                                      1,557,401          1,602,524
    Compensation and employee benefits                                          4,250,959          4,614,723
    Income and single business tax                                                132,613            580,713
    Current portion of long-term debt                                           3,550,942          3,414,651
                                                                       --------------------------------------
Total current liabilities                                                      21,456,561         23,548,811

Long-term debt, less current portion                                          160,647,846        158,977,572
Deferred retirement benefits                                                    6,566,256          5,173,025
Deferred income taxes                                                               1,817             63,594

Minority interest in subsidiaries (redeemable at $559,905 in
    2000 and $1,015,818 in 1999 upon the happening of
    certain events outside the control the Company)                               742,682            683,987

Accumulated deficiency:
    Common stock $.01 par value, 9,950,000 shares
      authorized; 2,659,575 shares outstanding
      and related additional paid in capital                                    4,602,151          4,602,151
    Accumulated deficiency                                                    (78,872,498)       (78,213,258)
    Equity adjustment from foreign currency
      translation                                                                (579,979)          (283,294)
                                                                       --------------------------------------
                                                                              (74,850,326)       (73,894,401)
                                                                       --------------------------------------
                                                                             $114,564,836      $ 114,552,588
                                                                       ======================================

See accompanying notes.

                            Numatics, Incorporated

                     Consolidated Statements of Operations

                                                                         Year ended December 31
                                                                 2000              1999              1998
                                                          ---------------------------------------------------
Net sales                                                   $ 145,860,578     $ 140,120,460     $ 139,414,542

Costs and expenses:
    Cost of products sold                                      92,327,624        87,685,619        87,955,957
    Marketing, engineering, general and
      administrative                                           34,350,350        31,842,790        30,771,234
    Single business tax                                           219,000           391,693          (609,216)
                                                        ------------------------------------------------------
Operating income                                               18,963,604        20,200,358        21,296,567

Other expenses:
    Interest and other financing expenses                      16,818,635        16,061,893        15,926,521
    Other                                                       1,729,509         1,732,388           236,455
                                                        ------------------------------------------------------
    Income before income taxes and
      extraordinary item                                          415,460         2,406,077         5,133,591
    Income taxes                                                1,074,700         1,520,449         2,282,713
                                                        ------------------------------------------------------
    Income (loss) before extraordinary item                      (659,240)          885,628         2,850,878
    Extraordinary item-early extinguishment of
      debt, net of income taxes of $2,534,000                           -                 -        (4,918,000)
                                                        ------------------------------------------------------
    Net income (loss)                                       $    (659,240)    $     885,628     $  (2,067,122)
                                                        ======================================================

See accompanying notes.

                            Numatics, Incorporated

         Consolidated Statements of Stockholders' Equity (Deficiency)

                                        Class A Common Stock
                                       And Related Additional
                                      Paid in Capital $.01 par
                                    9,950,000 Shares Authorized      Accumulated     Currency          Total
                                      Shares          Amount         Deficiency     Translation       Amount
                                  --------------------------------------------------------------------------------
Balance, January 1, 1998               2,500,000     $ 1,500,000    $ (71,031,763)     $ (398,799)  $ (69,930,562)
   Net loss for 1998                                                   (2,067,122)                     (2,067,122)
   Equity adjustment from
     foreign currency translation                                                        (396,144)       (396,144)
                                                                                                  ----------------
Comprehensive loss for 1998                                                                            (2,463,266)
                                                                                                  ----------------
   Redemption of warrant                 159,575       3,102,151                                        3,102,151
   Dividends                                                           (6,000,001)                     (6,000,001)
                                  --------------------------------------------------------------------------------
Balance, December 31, 1998             2,659,575       4,602,151      (79,098,886)       (794,943)    (75,291,678)
   Net income for 1999                                                    885,628                         885,628
   Equity adjustment from
     foreign currency translation                                                         511,649         511,649
                                                                                                  ----------------
Comprehensive income for 1999                                                                           1,397,277
                                  --------------------------------------------------------------------------------
Balance, December 31, 1999             2,659,575       4,602,151      (78,213,258)       (283,294)    (73,894,401)
   Net loss for 2000                                                     (659,240)                       (659,240)
   Equity adjustment from
     foreign currency translation                                                        (296,685)       (296,685)
                                                                                                  ----------------
Comprehensive loss for 2000                                                                              (955,925)
                                  --------------------------------------------------------------------------------
Balance, December 31, 2000             2,659,575     $ 4,602,151    $ (78,872,498)     $ (579,979)  $ (74,850,326)

See accompanying notes.

                             Numatics, Incorporated

                      Consolidated Statements of Cash Flows

                                                                              Year ended December 31
                                                                       2000            1999           1998
                                                                  -----------------------------------------------
Operating activities
Net income (loss)                                                   $    (659,240)   $   885,628   $  (2,067,122)
Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
     Depreciation                                                       4,776,189      4,358,586       4,130,129
     Amortization                                                       1,360,625      1,085,516       1,319,083
     Deferred interest expense                                                  -              -       2,059,894
     Extraordinary item-early extinguishment of debt                            -              -       4,918,000
     Minority interest in subsidiary earnings                              58,695        129,164         206,377
     Deferred taxes                                                      (130,409)      (823,918)         56,992
     Deferred retirement benefits                                       1,082,417        970,544       1,000,040
     Unrealized foreign currency (gains) losses                         1,198,647      1,230,560        (227,776)
     Changes in operating assets and liabilities:
       Trade receivables                                                1,519,637     (2,409,608)        574,473
       Inventories                                                     (4,095,810)    (2,899,892)     (4,962,350)
       Other current accounts                                             387,962       (937,132)     (1,162,181)
       Accounts payable and accrued expenses                           (1,584,399)     1,312,751       1,871,894
       Compensation and employee benefits                                (194,740)      (374,620)        (32,023)
       Income and single business taxes                                  (573,796)     1,766,856        (107,151)
                                                                  -----------------------------------------------
Net cash provided by operating activities                               3,145,778      4,294,435       7,578,279

Investing activities
Capital expenditures                                                   (5,587,854)    (6,406,979)     (6,605,293)
Other investments                                                         257,515          3,685        (308,001)
                                                                  -----------------------------------------------
Net cash used in investing activities                                  (5,330,339)    (6,403,294)     (6,913,294)

Financing activities
Proceeds from long-term borrowings                                      2,455,603      3,036,846     153,721,799
Debt repayments                                                          (469,061)      (608,522)   (138,471,530)
Debt issuance costs                                                             -         74,173      (5,195,248)
Extraordinary item (extinguishment of debt)                                     -              -      (4,194,345)
Dividends paid                                                                  -              -      (6,000,001)
Other                                                                           -              -              13
                                                                  -----------------------------------------------
Net cash provided by (used in) financing activities                     1,986,542      2,502,497        (139,312)
Effect of exchange rate changes on cash                                  (378,777)        37,283        (105,603)
                                                                  -----------------------------------------------
Net increase (decrease) in cash and cash equivalents                     (576,796)       430,921         420,070
Cash and cash equivalents at beginning of year                          1,552,063      1,121,142         701,072
                                                                  -----------------------------------------------
Cash and cash equivalents at end of year                            $     975,267    $ 1,552,063   $   1,121,142
                                                                  ===============================================

See accompanying notes.

                            Numatics, Incorporated

                  Notes to Consolidated Financial Statements

                               December 31, 2000

1. Significant Accounting Policies

Nature of the Business

The Company develops and manufactures pneumatic components for automated machinery used in various industries.

Principles of Consolidation

The consolidated financial statements include the accounts of Numatics, Incorporated, its wholly owned subsidiaries and its majority owned subsidiaries (the "Company") after elimination of intercompany accounts, transactions and profits.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company sells its products principally to domestic and international distributors. Management performs ongoing evaluations of its accounts receivable, and credit losses have been minimal and within management's expectations.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market, with cost determined by use of the first-in, first-out method.

                            Numatics, Incorporated

1. Significant Accounting Policies (continued)

Properties and Depreciation

Properties are stated on the basis of cost. Properties are depreciated over their estimated useful lives ranging from three to forty years, principally by the straight-line method. Expenditures for repairs and maintenance which do not extend the life of the asset are expensed as incurred.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Deferred taxes are provided for the differences between financial statement and income tax accounting.

Environmental Liabilities

The Company recognizes estimated environmental liabilities when a loss is probable. Such liabilities are generally not subject to insurance coverage. The Company's environmental liabilities were not material as of December 31, 2000 and 1999.

Revenue Recognition

The Company recognizes revenue when goods are shipped to the customer.

Fair Value of Financial Instruments

At December 31, 2000, the carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, debt and investments approximate fair value.

Currency Translation

Exchange adjustments related to international currency translation are presented in the Consolidated Statements of Operations. Translation adjustments of international subsidiaries are presented in the consolidated financial statements as a component of accumulated comprehensive income.

                            Numatics, Incorporated

1. Significant Accounting Policies (continued)

Derivative Instruments and Hedging Activities

The Financial Accounting Standards Board issued "Statements of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities." The Company plans to adopt this statement on January 1, 2001 with no material effect on the Company's financial statements.

Stock-Based Compensation

The Company grants stock options for a fixed number of shares to directors, executives and key employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees", and, accordingly, recognize no compensation expense for the stock option grants.

                            Numatics, Incorporated

2. Long-Term Debt and Warrant

The Company's long-term debt consisted of the following:

                                                                                     December 31
                                                                               2000               1999
                                                                    ----------------------------------------
Senior subordinated notes due in 2008 bearing interest at 9.625%            $115,000,000        $115,000,000
Term loans payable in U.S. dollars in minimum quarterly
 installments of $750,000 plus interest at LIBOR plus 3.125%
 (9.56313% at December 31, 2000), due in 2004                                 12,333,880          15,301,499
Term loans payable in U.S. dollars in minimum quarterly
 installments of $37,500 plus interest at LIBOR plus 3.375%
 (9.81313% at December 31, 2000), due in 2005                                 14,122,537          14,396,533
Revolving notes payable to banks, bearing interest at LIBOR
 plus 3.125% (9.56313% at December 31, 2000), due in 2004                     19,465,478          14,168,360
Williamston County Tennessee Industrial Revenue Bond                           2,500,000           2,500,000
Other                                                                            776,893           1,025,831
                                                                    ----------------------------------------
                                                                             164,198,788         162,392,223
Less current maturities                                                        3,550,942           3,414,651
                                                                    ----------------------------------------
                                                                            $160,647,846        $158,977,572
                                                                    ========================================

In 1998, Numatics, Inc. issued $115,000,000 of senior subordinated notes due in 2008 and replaced its existing credit agreements with banks. In connection with the issuance of those subordinated notes and new credit agreements, the Company recognized as extraordinary items $2,150,000, net of taxes, for the write-off of deferred financing costs, $1,591,000, net of taxes, for the amortization of the previous unamortized discount on its previous senior subordinated note and $1,177,000, net of taxes, for prepayment penalties associated with the previous debt agreement.

                            Numatics, Incorporated

2. Long-Term Debt and Warrant (continued)

The Company entered into credit agreements with banks in 1998 that included two term loans payable in U.S. dollars and a revolving note payable. Amounts due under the credit agreements are senior to amounts due under the senior subordinated notes due in 2008. The credit agreements provide for the calculation of interest based on LIBOR plus a variable rate. The revolving loan portion of the agreement defines a formula for a borrowing base and establishes maximum borrowing amounts ($32,000,000 in the U.S. and $3,000,000 in Germany). The credit agreements contain various covenants including requirements for minimum earning levels, leverage ratios and cash flow ratios, and certain dividend restrictions. The Company was not in compliance with the covenants for net funded debt, cash interest and fixed charge as of December 31, 2000. The banks have waived these requirements as of and for the period ended December 31, 2000.

On March 28, 2001, the Company and its bank group agreed to an amendment to the terms of the senior credit facility, which increased the interest rates to LIBOR plus 4.0% or Prime plus 1.5%, restated the covenants to include a less restrictive fixed charge coverage ratio and deleted the net funded debt and interest coverage covenants. In addition, the amendment added a June 30, 2002 maturity date for the two term loans and the revolving note.

The Company has pledged substantially all of its tangible and intangible assets as collateral for the debt outstanding.

Minimum contractual maturities of long-term liabilities for the years following 2000 are as follows: 2001--$3,551,000; 2002--$42,896,000; 2003--$457,000; 2004--
$395,000; thereafter--$116,900,000. In addition, the Company is required to make a payment on the term loans in an amount equal to 50% of excess cash flow, as defined in the agreements.

Interest paid approximated $16,819,000 in 2000, $16,062,000 in 1999 and $17,973,000 in 1998 (which includes $7,452,000 from the write off of deferred financing fees, amortization of unamortized discount on the previous senior subordinated debt and prepayment penalties associated with the previous debt agreement).

In connection with the issuance of the Company's previous senior subordinated note in 1995, the Company issued an exercisable warrant, redeemable at the option of the holder at a price computed at a multiple of earnings as defined in the warrant agreement, with rights to purchase 159,575 shares (after adjustement for the 125:1 stock split) of Class A common stock for a total price of $13. The warrant was exercised in 1998.

                            Numatics, Incorporated

3. Goodwill and Other Intangible Assets

Intangible assets at December 31 were comprised of the following:

                                                                                              Amortization
                                                                                                 Period
                                                                 2000               1999        (years)
                                                -------------------------------------------------------------
          Product drawings                                $ 1,090,000        $ 1,090,000           15
          Numasize software                                 1,021,000          1,021,000           10
          Deferred financing cost                           6,024,462          6,025,178      5 to 10
          Goodwill                                          8,228,029          8,714,667           25
                                                ----------------------------------------
                                                           16,363,491         16,850,845
          Less accumulated amortization                     6,538,514          5,510,029
                                                ----------------------------------------
                                                          $ 9,824,977        $11,340,816
                                                ========================================

The Company periodically evaluates intangible assets for indicators of impairment in value. If impairment is indicated, the Company evaluates its related undiscounted cash flows and, if appropriate, revalues the asset based on its fair value.

4. Income Taxes

The components of income before income taxes and extraordinary item consisted of the following:

                                                  2000                1999                1998
                                   -----------------------------------------------------------
          Domestic                         $(1,654,000)         $2,811,000          $3,266,000
          International                      2,069,000            (405,000)          1,868,000
                                   -----------------------------------------------------------
                                           $   415,000          $2,406,000          $5,134,000
                                   ===========================================================

                            Numatics, Incorporated

4. Income Taxes (continued)

Significant components of the provision for income taxes are as follows:


                                     2000             1999            1998
                                ---------------------------------------------
     Current:
      Federal                     $ (314,000)      $1,702,000      $1,074,000
      Foreign                      1,570,000          632,000         739,000
                                ---------------------------------------------

                                   1,256,000        2,334,000       1,813,000
     Deferred (credit):
      Federal                        (21,000)        (608,000)        289,000
      Foreign                       (160,000)        (206,000)        181,000
                                ---------------------------------------------
                                    (181,000)        (814,000)        470,000
                                ---------------------------------------------
                                  $1,075,000       $1,520,000      $2,283,000
                                =============================================

The reconciliation of income taxes computed at the United States federal statutory tax rate to income tax expense is:

                                                   2000         1999        1998
                                            ------------------------------------

     Income taxes at U.S. statutory rate     $  141,000   $  818,000  $1,745,000
     International rate differences             350,000      167,000      94,000
     Other                                      584,000      535,000     444,000
                                            ------------------------------------
                                             $1,075,000   $1,520,000  $2,283,000
                                            ====================================

                            Numatics, Incorporated

4. Income Taxes (continued)

No provision for U.S. federal income taxes has been made on the undistributed earnings of the Canadian subsidiary for which earnings are considered permanently invested ($6,541,000 at December 31, 2000, $5,445,000 at December 31, 1999 and $4,474,000 at December 31, 1998).

Significant components of the Company's deferred tax assets and liabilities as of December 31 were as follows:

                                                       2000             1999
                                              ------------------------------
        Deferred tax assets:
          Intangible amortization                $1,543,000       $1,264,000
          Deferred compensation                   2,614,000        2,066,000
          Inventory                                       -           21,000
          Other deferred assets                     294,000           62,000
          Net operating loss carryforward           467,000        1,636,000
                                              ------------------------------
                                                  4,918,000        5,049,000

        Valuation allowance                               -         (118,000)
                                              ------------------------------
                                                  4,918,000        4,931,000

        Deferred tax liabilities:
          Depreciation                            1,967,000        2,159,000
          Inventory                                 182,000                -
          Other deferred liabilities                 40,000          172,000
          Foreign currency exchange gains                 0           55,000
                                              ------------------------------
        Total deferred tax liabilities            2,189,000        2,386,000
                                              ------------------------------
        Net deferred tax assets                  $2,729,000       $2,545,000
                                              ==============================

The following table summarizes the Company's total provision for income taxes:

                                              2000         1999         1998
                                         --------------------------------------
     Income tax expense before
      extraordinary item                   $1,075,000   $1,520,000  $ 2,283,000

     Income tax benefit on extraordinary            -            -   (2,534,000)
      item
                                         --------------------------------------
                                           $1,075,000   $1,520,000  $  (251,000)
                                         ======================================

Income taxes paid approximated $1,328,000 in 2000, $1,640,000 in 1999 and $500,000 in 1998.

The Company's net operating loss carryforwards primarily exist in its German subsidiaries and have no expiration date.

                            Numatics, Incorporated

5. Employee Benefit Plans

The Company has noncontributory defined benefit pension plans covering substantially all United States hourly employees. Benefits of the plans are based on years of service. The Company's funding policy is consistent with the funding requirements of laws and regulations.

The Company also provides postretirement benefits for certain domestic retirees covered under Company-sponsored benefit plans. Participants in these plans may become eligible for these benefits if they reach normal retirement age while working for the Company. The Company's policy is to fund benefit costs as they are provided, with retirees paying a portion of the costs.

Components of net periodic benefit cost are:

                                                       Pension Benefits                 Postretirement Benefits
                                                   2000               1999               2000              1999
                                                 -----------------------------------------------------------------
Service cost                                     $ 170,713          $ 162,478         $  252,806        $  234,080
Interest cost                                      574,784            545,870            708,299           662,295
Expected return on assets                         (672,775)          (621,765)                 -                 -
Amortization of unrecognized transition
 obligation                                              -                  -            265,789           265,789
Amortization of unrecognized prior
 service cost                                       62,437             62,437             72,456            72,456
                                                 -----------------------------------------------------------------
Net periodic benefit cost                        $ 135,159          $ 149,020         $1,299,350        $1,234,620
                                                 =================================================================

                            Numatics, Incorporated

5. Employee Benefit Plans (continued)

Changes in benefit obligation are:

                                                       Pension Benefits                   Postretirement Benefits
                                                   2000               1999                2000                1999
                                             ------------------------------------------------------------------------
Benefit obligation at beginning of year         $7,423,378         $6,967,589          $8,777,322          $8,208,262
Service cost                                       170,713            162,478             252,806             234,080
Interest cost                                      574,784            545,870             708,299             662,295
Actuarial (gain)/loss                              (85,553)             6,042             101,939             131,425
Benefits paid                                     (291,107)          (258,601)           (454,720)           (458,740)
                                             ------------------------------------------------------------------------
Benefit obligation at end of year               $7,792,215         $7,423,378          $9,385,646          $8,777,322
                                             ========================================================================

Changes in plan assets are:

                                                          Pension Benefits                   Postretirement Benefits
                                                      2000               1999                1999               1998
                                              ----------------------------------------------------------------------
Fair value of assets at beginning of year       $7,431,818         $7,038,601      $            -      $           -
Actual return on assets                             72,822            532,217                   -                  -
Contributions                                      603,512            119,601                   -                  -
Benefits paid                                     (291,107)          (258,601)                  -                  -
                                              ----------------------------------------------------------------------
Fair value of assets at end of year             $7,817,045         $7,431,818      $            -      $           -
                                              ======================================================================

Funded status of the plans are:

                                                          Pension Benefits                   Postretirement Benefits
                                                      2000               1999                2000                1999
                                               ----------------------------------------------------------------------
Funded status as of end of year                   $ 24,830          $   8,440         $(9,385,646)        $(8,777,322)
Unrecognized transition                                  -                  -           3,721,052           3,986,841
Unrecognized prior service cost                    392,496            454,933             720,219             792,675
Unrecognized net (gain)/loss                       (68,653)          (583,053)            626,960             525,021
                                               ----------------------------------------------------------------------
Prepaid (accrued) benefit cost                    $348,673          $(119,680)        $(4,317,415)        $(3,472,785)
                                               ======================================================================

                            Numatics, Incorporated

5. Employee Benefit Plans (continued)

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $7,034,000, $7,034,000 and $6,924,000, respectively, as of December 31, 2000.

The discount rate used in determining the present value of the accumulated postretirement and pension benefit obligation was 8% in 2000 and 1999. The expected long-term rate of return on pension assets was 9% in 2000 and 1999. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 7.34% declining by .45% per year to an ultimate rate of 6% in 2004. If the assumed healthcare cost trend rate was increased 1% in all future years, the accumulated postretirement benefit obligation would increase by $843,770 and the related expense would increase by $89,287. If the assumed healthcare cost trend rate was decreased 1% in all future years, the accumulated postretirement benefit obligation would decrease by $712,371 and the related expense would decrease by $74,101.

The Company also sponsors a defined benefit pension plan covering substantially all employees at its Canadian subsidiary.

The Company has a noncontributory defined contribution pension plan covering all United States salaried employees. The Company also has a contributory 401(k) Plan, whereby the Company matches certain employee contributions. Contributions to the defined contribution plan are based on compensation. Total defined contribution expense was $610,000, $545,000 and $680,000 for 2000, 1999 and
1998, respectively.

                            Numatics, Incorporated

6. Shareholders' Equity

The common stock of the Company was split on the basis of 125 shares with a par value of $.01 per share for each issued and outstanding share effective May 15, 2000. In connection with the stock split, the authorized share capital was changed from the previously authorized 250,000 shares of common stock of the Company to 9,950,000 shares of common stock with a $.01 par value.

The Numatics, Incorporated Stock Incentive Plan (the "Plan") is intended to provide incentive compensation to certain key managers and employees and directors of the Company or any Affiliated Entity. The Company adopted its Plan, which permits the grant of options to purchase up to 200,000 shares of common stock, on June 29, 2000. Options granted under the Plan vest over a five-year period. During the period ended December 31, 2000, options were granted for 68,000 shares at an option price of $17.50. At December 31, 2000 options for 13,600 shares were exercisable, while 132,000 shares were available for future grant.

The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for the stock option plan. Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, additional compensation expense of $54,000 would have been recognized in 2000.

The fair values of stock options, as disclosed above, were estimated as of the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2000: risk-free interest rate of 6%; a dividend yield of 0%; volatility factor of the expected market price of our common stock of 0%; and a weighted average expected life of the options of 5 years. For purposes of the pro forma disclosures required under SFAS No. 123, the estimated fair value of the options is amortized over the options' vesting period.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

                            Numatics, Incorporated

7. Segment and Geographic Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-makers. The Company reports it segments based on geographic area. The operating segments' accounting policies are consistent with those described in Note 1.

Financial information, summarized by geographic area, is as follows:

                                                         2000                 1999                  1998
                                                     ----------------------------------------------------------
        Net sales:
            North America                              $123,986,415         $118,849,473          $113,868,485
            International                                21,874,163           21,270,987            25,546,057
                                                     ----------------------------------------------------------
                                                       $145,860,578         $140,120,460          $139,414,542
                                                     ==========================================================

                                                         2000                 1999                  1998
                                                     ----------------------------------------------------------
        Depreciation and amortization:
            North America                              $  5,554,334         $  4,863,316          $  4,772,884
            International                                   582,480              580,786               676,328
                                                     ----------------------------------------------------------
                                                       $  6,136,814         $  5,444,102          $  5,449,212
                                                     ==========================================================

                                                         2000                 1999                  1998
                                                     ----------------------------------------------------------
        Operating Income:
            North America                              $ 18,179,347         $ 20,946,152          $  20,375,126
            International                                   784,257             (745,794)               921,441
                                                     ----------------------------------------------------------
                                                       $ 18,963,604         $ 20,200,358          $  21,296,567
                                                     ==========================================================

                                                         2000                 1999
                                                     -----------------------------------
        Long-lived Assets
            North America                              $ 30,637,577         $ 30,010,983
            International                                 3,116,851            3,587,112
                                                     -----------------------------------
                                                       $ 33,754,428         $ 33,598,095
                                                     ====================================

                            Numatics, Incorporated

8. Guarantor and Non-Guarantor Subsidiaries

The $115 million of 9-5/8% senior subordinated notes issued by Numatics, Inc. in 1998 are guaranteed by the Company's United States subsidiaries in which it owns 100% of the voting stock. Each of the Guarantor Subsidiaries has fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes.

The following supplemental consolidating condensed financial statements present:

       1. Consolidating condensed balance sheets as of December 31, 2000 and 1999 and consolidating condensed statements of operations and cash flows for the years ended December 31, 2000, 1999 and 1998.

       2. Numatics, Incorporated (the Parent), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries (consisting of the Parent's foreign subsidiaries).

       3. Elimination entries necessary to consolidate the parent and all of its subsidiaries.

Management does not believe that separate financial statements of the Guarantor Subsidiaries are material to investors. Therefore, separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented.

                          Numatics, Incorporated

8. Guarantor and Non-Guarantor Subsidiaries (continued)

                                 Balance Sheet


                               December 31, 2000

                                                 Guarantor    Non-Guarantor
                                   Parent      Subsidiaries   Subsidiaries   Eliminations   Consolidated
                              --------------------------------------------------------------------------

Trade receivables             $   11,960,414     $2,327,376     $ 7,738,992                 $ 22,026,782
Inventories                       22,211,393      4,627,673      13,171,112  $ (1,290,000)    38,720,178
Other                              3,268,831        516,999       1,206,868             -      4,992,698
                              --------------------------------------------------------------------------
Total current assets              37,440,638      7,472,048      22,116,972    (1,290,000)    65,739,658

Goodwill, net of                                                  2,770,142
  accumulated amortization         1,339,029              -                     1,348,109      5,457,280

Other                             20,993,317         40,572         378,889   (11,605,609)     9,807,169

Intercompany amounts              24,623,197        574,554       3,518,234   (28,715,985)             -

Property, plant and
  equipment, net of
  accumulated depreciation        27,058,118      1,207,336       5,295,275             -     33,560,729
                              --------------------------------------------------------------------------
                              $  111,454,299     $9,294,510     $34,079,512  $(40,263,485)  $114,564,836
                              ==========================================================================

Accounts payable and
  accrued expenses            $    9,131,480     $1,005,824     $ 3,384,743  $          -   $ 13,522,047
Compensation and
  employee benefits                2,894,599        169,009       1,187,351             -      4,250,959
Current portion of
  long-term debt                   2,915,744              -         635,198             -      3,550,942
Other                               (240,434)      (102,577)        475,624             -        132,613
                              --------------------------------------------------------------------------
Total current liabilities         14,701,389      1,072,256       5,682,916                   21,456,561

Long-term debt less current
  portion                        154,479,046        277,024       5,891,776             -    160,647,846


Other                              6,566,256              -           1,817       742,682      7,310,755

Intercompany amounts              10,491,191      4,715,168      13,509,626   (28,715,985)             -

Accumulated deficiency           (74,783,583)     3,230,062       8,993,377   (12,290,182)   (74,850,326)
                              --------------------------------------------------------------------------
                              $  111,454,299     $9,294,510     $34,079,512  $(40,263,485)  $114,564,836
                              ==========================================================================

                          Numatics, Incorporated

8. Guarantor and Non-Guarantor Subsidiaries (continued)

                                 Balance Sheet

                               December 31, 1999

                                                Guarantor    Non-Guarantor
                                   Parent      Subsidiaries  Subsidiaries   Eliminations   Consolidated
                              -------------------------------------------------------------------------

Trade receivables               $ 12,880,427     $2,837,294    $ 8,246,474                 $ 23,964,195
Inventories                       19,558,547      4,752,589     12,404,449  $ (1,338,000)    35,377,585
Other                              3,237,081        620,917      1,510,413             -      5,368,411
                              -------------------------------------------------------------------------
Total current assets              35,676,055      8,210,800     22,161,336    (1,338,000)    64,710,191

Goodwill, net of                                                 3,123,842
 accumulated amortization          1,429,281              -                    1,570,373      6,123,496

Other                             19,611,630         40,172        178,188    (9,323,182)    10,506,808

Intercompany amounts              25,530,618        466,158      4,234,758   (30,231,534)             -

Property, plant and
 equipment, net of
 accumulated depreciation         27,343,326        959,693      4,909,074             -     33,212,093
                              -------------------------------------------------------------------------
                                $109,590,910     $9,676,823    $34,607,198  $(39,322,343)  $114,552,588
                              =========================================================================

Accounts payable and
 accrued expenses               $ 10,313,402     $1,287,689    $ 3,337,633  $          -   $ 14,938,724

Compensation and
 employee benefits                 3,355,734        155,599      1,063,629             -      4,574,962
Current portion of
 long-term debt                    2,843,227              -        571,424             -      3,414,651
Other                                108,793         82,449        429,232             -        620,474
                              -------------------------------------------------------------------------
Total current liabilities         16,621,156      1,525,737      5,401,918             -     23,548,811

Long-term debt less current
  portion                        152,003,109        354,414      6,620,049             -    158,977,572


Other                              5,173,025              -         63,595       683,986      5,920,606

Intercompany amounts               9,460,130      4,628,788     16,142,616   (30,231,534)             -

Accumulated deficiency           (73,666,510)     3,167,884      6,379,020    (9,774,795)   (73,894,401)
                              -------------------------------------------------------------------------
                                $109,590,910     $9,676,823    $34,607,198  $(39,322,343)  $114,552,588
                              =========================================================================

                            Numatics, Incorporated

8. Guarantor and Non-Guarantor Subsidiaries (continued)

                            Statement of Operations


                         Year ended December 31, 2000

                                                 Guarantor    Non-Guarantor
                                   Parent      Subsidiaries   Subsidiaries     Eliminations   Consolidated
                               ---------------------------------------------------------------------------
Net sales                      $104,140,921    $18,503,976     $49,776,681    $(26,561,000)   $145,860,578
Costs and expenses               88,645,996     18,344,588      46,293,126     (26,386,736)    126,896,974
                               ---------------------------------------------------------------------------
Operating income                 15,494,925        159,388       3,483,555        (174,264)     18,963,604
Interest and other               16,620,752         97,209       2,846,188          58,695      19,622,844
                               ---------------------------------------------------------------------------
Net income (loss)              $ (1,125,827)   $    62,179     $   637,367    $   (232,959)   $   (659,240)
                               ===========================================================================

                                              Statement of Operations

                                           Year ended December 31, 1999

                                                 Guarantor    Non-Guarantor
                                   Parent      Subsidiaries   Subsidiaries     Eliminations   Consolidated
                               ---------------------------------------------------------------------------
Net sales                       $99,872,108    $19,195,666     $48,159,686    $(27,107,000)   $140,120,460
Costs and expenses               82,434,596     17,535,906      46,571,632     (26,622,032)    119,920,102
                                --------------------------------------------------------------------------
Operating income                 17,437,512      1,659,760       1,588,054        (484,968)     20,200,358
Interest and other               16,271,424        761,215       2,152,926         129,165      19,314,730
                                --------------------------------------------------------------------------
Net income (loss)               $ 1,166,088    $   898,545     $  (564,872)   $   (614,133)   $    885,628
                                ==========================================================================

                                              Statement of Operations

                                           Year ended December 31, 1998

                                                 Guarantor    Non-Guarantor
                                   Parent      Subsidiaries   Subsidiaries     Eliminations   Consolidated
                               ---------------------------------------------------------------------------
Net sales                       $97,078,969    $17,143,371     $50,749,202    $(25,557,000)   $139,414,542
Costs and expenses               79,775,555     15,478,431      48,064,301     (25,200,312)    118,117,975
                                --------------------------------------------------------------------------
Operating income                 17,303,414      1,664,940       2,684,901        (356,688)     21,296,567
Interest and other               20,842,115        578,609       1,736,588         206,377      23,363,689
                                --------------------------------------------------------------------------
Net income (loss)               $(3,538,701)   $ 1,086,331     $   948,313    $   (563,065)   $ (2,067,122)
                                ==========================================================================

                            Numatics, Incorporated

8. Guarantor and Non-Guarantor Subsidiaries (continued)

                            Statement of Cash Flows


                         Year ended December 31, 2000

                                                Guarantor    Non-Guarantor
                                   Parent     Subsidiaries    Subsidiaries   Eliminations   Consolidated
                              --------------------------------------------------------------------------
Net cash provided by
 operating activities           $ 1,630,295      $ 343,916     $ 1,171,567              -    $ 3,145,778

Cash flows from investing
 activities:
Capital expenditures             (3,703,794)      (419,278)     (1,464,782)             -     (5,587,854)
Other investments                   227,597           (400)         30,318              -        257,515
                                ------------------------------------------------------------------------
Net cash used in investing
 activities                      (3,476,197)      (419,678)     (1,434,464)             -     (5,330,339)

Cash flows from financing
 activities:
Debt proceeds (repayments)        2,305,730        (77,390)       (241,798)             -      1,986,542
Debt issuance costs                       -              -               -              -              -
                                ------------------------------------------------------------------------
Net cash provided by
 (used in) financing
 activities                       2,305,730        (77,390)       (241,798)             -      1,986,542
Other                                    (1)             -         (50,580)      (328,196)      (378,777)
Intercompany accounts              (427,470)         2,012          97,262        328,196              -
                                ------------------------------------------------------------------------
Net increase (decrease)
 in cash                             32,357       (151,140)       (458,013)             -       (576,796)
Cash and cash equivalents, at
 beginning of year                  116,244        469,270         966,549              -      1,552,063
                                ------------------------------------------------------------------------
Cash and cash equivalents, at
 end of year                    $   148,601      $ 318,130     $   508,536              -    $   975,267
                                ========================================================================

                            Numatics, Incorporated

8. Guarantor and Non-Guarantor Subsidiaries (continued)

                            Statement of Cash Flows

                         Year ended December 31, 1999

                                                Guarantor    Non-Guarantor
                                   Parent     Subsidiaries    Subsidiaries   Eliminations   Consolidated
                              --------------------------------------------------------------------------
Net cash provided by
 operating activities           $ 3,762,337      $ 618,628       $ (86,530)  $          -    $ 4,294,435


Cash flows from investing
 activities:
Capital expenditures             (5,136,096)      (336,334)       (934,549)             -     (6,406,979)
Other investments                   (24,771)         1,534          26,922              -          3,685
                                ------------------------------------------------------------------------
Net cash used in investing
 activities                      (5,160,867)      (334,800)       (907,627)             -     (6,403,294)


Cash flows from financing
 activities:
Debt proceeds (repayments)        2,562,499        (73,602)        (60,573)             -      2,428,324
Debt issuance costs                       -              -          74,173              -         74,173
                                ------------------------------------------------------------------------
Net cash provided by (used in)
 financing activities             2,562,499        (73,602)         13,600              -      2,502,497
Other                                     -              -         726,467       (689,184)        37,283
Intercompany accounts            (1,159,217)       190,397         279,636        689,184              -
                                ------------------------------------------------------------------------
Net increase in cash                  4,752        400,623          25,546              -        430,921
Cash and cash equivalents, at
 beginning of year                  111,492         68,647         941,003              -      1,121,142
                                ------------------------------------------------------------------------
Cash and cash equivalents at
 end of year                    $   116,244      $ 469,270       $ 966,549   $          -    $ 1,552,063
                                ========================================================================

                            Numatics, Incorporated

8. Guarantor and Non-Guarantor Subsidiaries (continued)

                            Statement of Cash Flows

                          Year ended December 31, 1998

                                                 Guarantor    Non-Guarantor
                                   Parent      Subsidiaries    Subsidiaries   Eliminations  Consolidated
                               --------------------------------------------------------------------------
Net cash provided by
 operating activities           $ 7,934,705     $ (763,635)      $ 407,209     $        -    $ 7,578,279

Cash flows from investing
 activities:
Capital expenditures             (5,386,891)      (304,467)       (913,935)             -     (6,605,293)
Other investments                  (179,429)      (137,864)          9,292              -       (308,001)
                                ------------------------------------------------------------------------
Net cash used in investing
 activities                      (5,566,320)      (442,331)       (904,643)             -     (6,913,294)

Cash flows from financing
 activities:
Debt proceeds                     5,422,639              -         438,037              -      5,860,676
Dividends and Other              (5,999,988)             -               -              -     (5,999,988)
                                ------------------------------------------------------------------------
Net cash provided by (used in)
 financing activities              (577,349)             -         438,037              -       (139,312)
Other                                     -              -          70,304       (175,907)      (105,603)
Intercompany accounts            (1,848,856)     1,172,137         500,812        175,907              -
                                ------------------------------------------------------------------------
Net increase (decrease) in
 cash                               (57,820)       (33,829)        511,719              -        420,070
Cash and cash equivalents, at
 beginning of year                  169,311        102,480         429,281              -        701,072
                                ------------------------------------------------------------------------
Cash and cash equivalents at
 end of year                    $   111,491     $   68,651       $ 941,000     $        -    $ 1,121,142
                                ========================================================================

                            Numatics, Incorporated

9. Quarterly Financial Data (Unaudited)

2000                         1st Qtr.     2nd Qtr.     3rd Qtr.      4th Qtr.       Total
                         --------------------------------------------------------------------
Net sales                  $37,129,791  $39,576,749  $36,596,534   $32,557,504   $145,860,578
Gross profit                14,673,611   14,677,109   13,699,431    10,482,803     53,532,954
Net income (loss)          $   678,726  $   507,728  $    44,083   $(1,889,777)  $   (659,240)

1999                         1st Qtr.     2nd Qtr.     3rd Qtr.      4th Qtr.       Total
                         --------------------------------------------------------------------
Net sales                  $34,367,875  $34,076,759  $35,249,776   $36,426,050   $140,120,460
Gross profit                12,645,188   13,379,646   13,071,641    13,338,366     52,434,841
Net income (loss)          $  (272,441) $   333,288  $   977,852   $  (153,071)  $    885,628

1998                         1st Qtr.     2nd Qtr.     3rd Qtr.      4th Qtr.       Total
                         --------------------------------------------------------------------
Net sales                  $37,822,637  $35,391,579  $33,891,066   $32,309,260   $139,414,542
Gross profit                14,339,823   13,186,686   12,628,503    11,303,573     51,458,585
Income before
 extraordinary item          1,402,219    1,027,294      933,812      (512,447)     2,850,878
Extraordinary item          (4,918,000)           -            -             -     (4,918,000)
Net income (loss)           (3,515,781)   1,027,294      933,812      (512,447)    (2,067,122)